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                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                       NANOPHASE TECHNOLOGIES CORPORATION
--------------------------------------------------------------------------------
                              (Name of Issuer)

                     COMMON STOCK, par value $.01 per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  630079 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 8, 2000
--------------------------------------------------------------------------------

            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO.                             13G                    PAGE 2 OF 6 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        Batterson Johnson & Wang L.P.
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Delaware
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                       -0-
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        -0-
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    -0-
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        -0-
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        -0-
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------


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CUSIP NO. 630079 10 1                                          PAGE 3 OF 6 PAGES



ITEM 1(a).      NAME OF ISSUER:

                         Nanophase Technologies Corporation

ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                         453 Commerce Street
                         Burr Ridge, Illinois 60521

ITEM 2(a).      NAME OF PERSON FILING:

                         Batterson Johnson & Wang L.P.

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                         Batterson Johnson & Wang L.P.
                         303 West Madison Street
                         Suite 1100
                         Chicago, Illinois 60606

ITEM 2(c).      CITIZENSHIP:

                         Delaware

ITEM 2(d).      TITLE OF CLASS OF SECURITIES:

                         Common Stock, par value $.01 per share

ITEM 2(e).      CUSIP NUMBER:

                         630079 10 1

ITEM 3.         TYPE OF PERSON:

                         Not Applicable.


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CUSIP NO. 630079 10 1                                          PAGE 4 OF 6 PAGES

ITEM 4.         OWNERSHIP:

                         (a)   AMOUNT BENEFICIALLY OWNED: -0-

                         (b)   PERCENT OF CLASS:  -0-

                         (c)   NUMBER OF SHARES AS TO WHICH PERSON HAS:

                               (i)   sole power to vote or to direct the vote:
                                     -0-

                               (ii)  shared power to vote or to direct the vote:
                                     -0-

                               (iii) sole power to dispose or to direct the
                                     disposition of:  -0-

                               (iv) shared power to dispose of or to direct the disposition of: -0-

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                         This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of security.

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                COMPANY:

                         Not Applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                         Not Applicable.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP:

                         Not Applicable.



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CUSIP NO. 630079 10 1                                          PAGE 5 OF 6 PAGES

ITEM 10.        CERTIFICATION:

                         Not Applicable.

CUSIP NO. 630079 10 1                                          PAGE 6 OF 6 PAGES
                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 19, 2001


                           BATTERSON JOHNSON & WANG L.P.


                           By: /s/ Leonard A. Batterson
                               -------------------------------------
                           Its: Managing General Partner